Exhibit 10.48
FIRST AMENDMENT TO THE INCENTIVE COMPENSATION, CONFIDENTIALITY,
NON-DISCLOSURE AND NON-COMPETE AGREEMENT
DATED EFFECTIVE AS OF DECEMBER 31, 2006, BETWEEN
GROUP 1 AUTOMOTIVE, INC. AND RANDY L. CALLISON
     THIS FIRST AMENDMENT (the “First Amendment”) to the Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement dated effective as of December 31, 2006, between Group 1 Automotive, Inc., and Randy L. Callison (the “Agreement”), is entered into, effective as of November 8, 2007, by and between Group 1 Automotive, Inc., a Delaware corporation (the “Employer”), and Randy L. Callison (the “Employee”).
RECITALS
     WHEREAS, the Employer and the Employee desire to amend the Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Employer and the Employee desire all severance amounts payable pursuant to the Agreement to comply with the requirements of section 409A of the Code; and
     WHEREAS, any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
Section 4.8 shall be amended and restated in its entirety to read as follows:
Severance Pay and Vesting of Stock Upon Involuntary Termination. Upon “Involuntary Termination” of the employment relationship pursuant to Sections 4.6(i) or 4.6(ii), or upon “Termination without Cause” pursuant to Section 4.5, the Employer shall pay Employee $400,000.00, less standard deductions and withholdings (“Severance Pay”), in a single lump sum payment on the first day of the seventh month following the Employee’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Employer (“Separation from Service”) provided that Employee first executes, and does not revoke, and delivers to the Employer a valid release substantially in the form attached hereto as Exhibit A within ninety (90) days following the Employee’s Separation from Service. Moreover, upon “Involuntary Termination” of the employment relationship pursuant to Sections 4.6(i) or 4.6(ii), or upon “Termination Without Cause” pursuant to Section 4.5, all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term of this Agreement. Employee will be entitled to a pro-rated bonus (based on the termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid by March 15th of the year following the release of earnings for the year in which such termination occurred. Employee shall not be under any duty or obligation to seek or accept other employment following an Involuntary

Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in the Incentive Compensation Agreement, the rights and liabilities of Employer and Employee regarding entitlement to vesting of all Restricted Stock and stock options shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth therein and to the enforceability of such covenants stated therein.
If it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall pay to the Employee an amount equal to the Excise Tax within the first sixty (60) days of the calendar year in which the Employee will file his Federal income tax return for the payment or distribution giving rise to such Excise Tax; provided, however, that the Employer shall not be required to pay taxes that result from such Excise Tax payment. Employee’s rights and remedies under this Section 4.8 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.
[Signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below, to be effective as of the first date written above.

THE EMPLOYER: GROUP 1 AUTOMOTIVE, INC.
By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President & General Counsel
	Date:	November 8, 2007

EMPLOYEE:
By:	/s/ Randy L. Callison
	Name:	Randy L. Callison, Individually

	Date:	November 8, 2007